Firstbank
                                                                                          CORPORATION                                     Exhibit 99.1
P.O. Box 1029
311 Woodworth Avenue	[FIRSTBANK LOGO]	Ph.(517) 463-3131
Alma, Michigan		Fax (517) 463-6438

FOR IMMEDIATE RELEASE
Date Submitted 7/6/99
If any questions, please contact Darcy Orlik at Firstbank (517) 466-7311

Firstbank Corporation's John McCormack To Retire January 2000;
Tom Sullivan Named Successor

After 39 years of service, John McCormack, President and CEO of Firstbank Corporation has announced his retirement effective January 2000. After accepting McCormack's resignation, Firstbank Corporation's Board of Directors announced that Tom Sullivan, currently Executive Vice President of Firstbank Corporation and President and CEO of Firstbank, Mt. Pleasant has been named to succeed McCormack.

Speaking on behalf of the Directors, Chairman William Goggin stated, "Firstbank Corporation has flourished while under John McCormack's direction. The acquisitions of Firstbank, Mt. Pleasant and 1st Bank, West Branch in 1987 and Bank of Lakeview in 1997, fueled our growth from $125 million to over $600 million in 1999." Goggin added, "John's extensive banking background, insight and industry leadership have contributed significantly to the Corporation's rapid growth and success. We thank him for his dedication and numerous contributions over the years and wish him well in his retirement."

Goggin added, "The Board is pleased to appoint Tom Sullivan as President and Chief Executive Officer of Firstbank Corporation effective January 2000. With over 26 years of banking experience, Tom has the qualifications, expertise and innovative management style that will enable Firstbank Corporation to prosper and secure a strong presence in the industry. Tom's outstanding leadership abilities have been evident through his contributions to the holding company and through the success of Firstbank, Mt. Pleasant. During his seven year tenure, Firstbank, Mt. Pleasant has experienced extraordinary balance sheet growth and has reported record increases in assets, loans and profitability. We are confident in Tom's abilities to successfully lead the Corporation."

He joined Firstbank Corporation in 1991 as Vice President of the Corporation and President and CEO of Firstbank, Mt. Pleasant. In 1996, Sullivan was named Executive Vice President of Firstbank Corporation. Sullivan's previous banking positions include having been President/Old Kent Bank of Battle Creek, Executive Vice President/Old Kent Bank of St. Johns, and serving over 12 years at community banks in the Trenton and Fenton areas. Sullivan has attended several national banking schools and holds a bachelor's degree in business administration from Wayne State University. Sullivan, will continue to serve as President and CEO of Firstbank, Mt. Pleasant in addition to his new corporate responsibilities.

Sullivan participates in numerous civic organizations including presently serving as Vice Chair for the Middle Michigan Development Corporation, serving on the board of Mid-Michigan Industries and being active in both the Mt. Pleasant and Clare Chambers of Commerce as well as the Community Recreation Center of Isabella County. He is an instructor at CMU's School of Business and the Perry School of Banking. Tom and his wife, Judi, have two children and live in Mt. Pleasant.

Firstbank Corporation, a multi-bank holding company, is headquartered in Alma and has 31 offices serving 24 communities. Financial subsidiaries include Bank of Alma; Firstbank, Mt. Pleasant; 1st Bank, West Branch; Bank of Lakeview; 1st Collections, West Branch; and 1st Armored, Inc., West Branch. Firstbank Corporation also provides financial services through affiliations with Raymond James Financial Services Inc. and SunAmerica Securities Inc.